THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY ONLY BE OFFERED OR SOLD PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

                  7.5% CONVERTIBLE DEBENTURE DUE AUGUST 8, 1998

$___________                                                      August 8, 1996

         FOR VALUE RECEIVED, INTELECT COMMUNICATIONS SYSTEMS LIMITED, a Bermuda company (the "Company"), hereby promises to pay to the order of ______________, a __________ corporation, or registered assigns (the "Holder") on August 8, 1998 (the "Maturity Date"), the principal amount of ____________ ($____________) and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. This Debenture (the "Debenture") has been issued pursuant to that certain Convertible Securities Subscription Agreement executed among the Holder, the Company and certain other parties named therein, dated August 8, 1996 (the "Agreement").

ARTICLE 1.  INTEREST.

         The Company shall pay interest on the unpaid principal amount of this Debenture at the rate equal to Seven and One-Half Percent (7.5%) per year, compounded annually, payable as set forth below, quarterly in arrears on August 8, November 8, February 8 and May 8 of each year until the principal hereof is paid in full or has been converted. Interest shall be payable, at the option of the Company, in cash or by issuing such number of additional common shares of the Company, U.S. $.01 par value per share (the "Common Shares"), as is determined by dividing the total dollar amount of interest due and payable by the average current market price of the Common Shares for the five (5) consecutive trading days ending on the second day prior to the date of such interest payment in lieu of interest not paid in cash, and the issuance of such additional Common Shares shall constitute full payment of such interest. All Common Shares issued as interest in respect of the Debentures will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of all liens and charges. Interest on this Debenture shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 8, 1996. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE 2.  METHOD OF PAYMENT.

         This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall pay the principal of and interest on this Debenture in United States dollars. Interest and principal payments shall be subject to withholding (if any) under applicable United States Federal Internal Revenue Service Regulations.

ARTICLE 3.  CONVERSION.

         SECTION 3.1.  CONVERSION PRIVILEGE

         (a) The Holder of this Debenture shall have the right, exercisable at one or more times, at its option, to convert all or a portion of this Debenture into Common Shares at the times hereafter specified. The number of Common Shares issuable upon the conversion of this Debenture is determined by dividing the principal amount hereof to be converted by the Conversion Price (as defined in paragraph (b) of this Section 3.1 below) in effect on the conversion date and rounding the result to the nearest 1/100th of a share. Upon conversion, all accrued and unpaid interest will be paid to the Holder in cash or Common Shares, as specified in Article 1 above.

         (b) Less than all of the principal amount of this Debenture may be converted into Common Shares if the portion converted is $10,000 or a whole multiple of $10,000 and the provisions of this Article 3 that apply to the conversion of this Debenture also apply to the conversion of a portion of it. All or any portion of this Debenture is convertible at any time, and from time to time as follows: One-third (1/3) of the principal balance of all Debentures issued to Holder as described in Section 7.1 hereafter shall be convertible beginning sixty (60) days after the date of the original issuance of this Debenture; an additional one-third (1/3) of the principal balance of this Debenture issued to the Holder shall be convertible beginning 90 days after the date of the original issuance of this Debenture; and the final one-third (1/3) of the principal balance of this Debenture issued to the Holder shall be convertible beginning 120 days after the date of the original issuance of this Debenture. Subject to Articles 3.1(c) and 4 below, the Conversion Price (defined below) shall be the lesser of (A) $11.0825 (the "Fixed Conversion Price") or (B) the product of (i) the average current market price of the Common Shares with respect to the applicable conversion date (the "Formula Price") multiplied by
(ii) eighty five percent (85%) (such applicable price being referred to as the "Conversion Price").

         (c) Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to issue more than an aggregate number of Common Shares to be calculated by multiplying 2,582,107 (being 20% of the Company's outstanding Common Shares as of August 6, 1996) by a fraction, the numerator of which shall be the total dollar amount of the Debentures subscribed by each such investor and the denominator of which shall be the total dollar amount of the Debentures issued and subscribed, in respect of the Debentures, subject to adjustment as provided in Article 4 (as so adjusted, the "Maximum Number of Common Shares"). In the event that, upon conversion of the Debentures, the Company would be required to issue in excess of the Maximum Number of Common Shares (a "Dilution Event"), the Company shall provide notice of such event to the registered holder of this Debenture (a "Dilution Notice"). Thereupon, the Company may, at its election and in its sole discretion, take any one or more of the following actions:

                  (i) As promptly as possible following the provision of the Dilution Notice, use its best efforts to obtain a waiver of any then applicable Nasdaq National Market maintenance requirements (the "Nasdaq Rule") which would require shareholder approval for the issuance of Common Shares upon conversion of the Debentures in excess of the Maximum Number of Common Shares.

                  (ii) As promptly as possible  following  the  provision of the
Dilution Notice, the Company may use its best efforts (A) prepare and file with the Securities and Exchange Commission a proxy statement and form of proxy meeting the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (B) call and hold a Special Meeting of the Company's Shareholders for purposes of approving the issuance by the Company of Common Shares in excess of the Maximum Number of Common Shares (the "Special Meeting"); and (c) use its best efforts to solicit from shareholders of the Company proxies in favor of such issuance (the "Requisite Shareholder Approval").

                  (iii) As promptly as possible following the provision of the Dilution Notice, the Company may redeem out of funds legally available therefor such aggregate amount of the Debentures (pro rata among the Holders thereof), for an amount equal to the product of (x) the principal amount of the Debentures to be so redeemed multiplied by 115% plus all accrued and unpaid interest thereon, until the number of Common Shares issuable upon conversion of the Debentures is equal to the Maximum Number of Common Shares (the "Dilution Redemption").

         In the event that the Company is unsuccessful in obtaining either a waiver of the Nasdaq Rule or the Requisite Shareholder Approval or effecting the Dilution Redemption and such failure continues for a period of 60 days following of the date of the Dilution Notice, then such failure shall be a breach of the Debentures entitling the Holder to be paid by the Company such Holder's pro rata portion of the "Liquidity Damage Amount", as liquidated damages and not as a penalty. The Liquidity Damage Amount shall mean $500 for each $1 million of the principal amount of then outstanding Debentures after giving effect to the issuance of the Maximum Number of Common Shares for each calendar day following the 60th day after the date of the Dilution Notice. The Liquidated Damages Amount shall be payable monthly in arrears on the last day of each month. In the event that the Company is unsuccessful in obtaining either a waiver of the Nasdaq Rule or the Requisite Shareholder Approval or effecting the Dilution Redemption for a period of twelve months following the Dilution notice, then such failure shall constitute an Event of Default (as defined in 6.1). Subject to the first two sentences of this paragraph, the parties expressly acknowledge and agree that neither the existence of a Dilution Event nor any failure on the part of the Company to: (A) obtain a waiver of the Nasdaq Rule under Section 3.1(c)(i), (B) obtain the affirmative vote of the requisite percentage of the Company's Shareholders at the Special Meeting under Section 3.1(c)(ii) or (C) legally redeem certain of the Debentures under Section 3.1(c)(iii), as the case may be, shall constitute an Event of Default, provided, however, that failure to pay the Liquidated Damages Amount when due shall constitute an Event of Default in the manner prescribed in Section 6.1 hereof.

         (d) Subject to the provisions of Section 3.1(c), in the event any Debenture remains outstanding on the second anniversary of the date hereof, the unconverted portion of such Debenture will automatically be converted into Common Shares on such date in the manner set forth in this Section 3.1; provided
(i) an Event of Default does not then exist under this Debenture and (ii) a registration statement as contemplated by Section 4 of the Agreement is effective with respect to the sale by the Holder of shares of Common Stock issuable upon conversion of this Debenture.

         (e)
                  (i) At any time prior to the receipt by the Company of a Notice of Conversion, if the current market price per share (as defined herein in Section 3.7) of the Company's Common Shares is less than $11.0825, the Company may redeem such portion of this Debenture as shall have been requested to be converted by paying Holder the sum of: (A) the product of (x) the number of Common Shares issuable upon conversion of the principal amount to be so converted multiplied by (y) the current market price per share of the Common Shares, plus (B) all accrued and unpaid interest on this Debenture (a "Section 3.1(e) Redemption"). In the event that the Company desires to effect a Section 3.1(e) Redemption, the Company shall provide notice of such event to the registered holder of this Debenture (a "Section 3.1(e) Notice"), and any such redemption shall occur not later than seven calendar days following the date of the Section 3.1(e) Notice (the "Section 3.1(e) Redemption Date). In the event that the Company fails to effect the Section 3.1(e) Redemption on or prior to the Section 3.1(e) Redemption Date, the Section 3.1(e) Notice shall be null and void, and the Company shall not be entitled to effect a Section 3.1(e) Redemption until 30 calendar days following the Section 3.1(e) Redemption Date. Notwithstanding the foregoing, upon receipt of a Notice of Conversion, the Company's right to redeem the Debentures covered by such notice shall terminate.

                  (ii) Notwithstanding Section 3.1(e)(i), the Company may, at its option, redeem this Debenture, in whole or in part, at any time or from time to time after the first anniversary of the date hereof, for an amount equal to the product of (x) the principal amount so to be redeemed multiplied by (y) 125% if such redemption takes place within eighteen (18) months of the date hereof or
(z) 120% if such redemption takes place after such date, plus, in either case, all accrued and unpaid interest thereon.

                  (iii) Any notice of exercise of the Company's redemption option shall be delivered in writing to Holder and shall be irrevocable when delivered. The Company shall pay in full the applicable redemption amount within seven (7) business days of the delivery of such redemption notice. Until such payment, the Company shall comply with all terms, conditions and covenants of this debenture, including without limitation, timely payment of accrued and unpaid interest. If the Company fails to pay in full such applicable redemption amount within such seven (7) business day period, the Company's redemption notice with respect to such redemption shall be deemed void and the Company shall no longer be entitled to redeem the Debentures prior to their maturity. Subject to the foregoing, Holder's right to convert this Debenture (or such portion hereof as the Company shall have elected to redeem) shall be suspended with respect to the pro rata portion of the Debentures to be redeemed after delivery of the Section 3.1(e) Notice.

         SECTION 3.2. CONVERSION PROCEDURE. To convert this Debenture into Common Shares the Holder must (a) complete and sign the Notice of Conversion attached hereto and (b) surrender the Debenture to the Company. Except as otherwise provided herein, the date upon which the Company receives the completed Notice of Conversion (by recognized overnight courier, hand-delivery, facsimile or otherwise) is the conversion date, provided that the Company shall not be required to deliver a certificate for Common Shares unless and until the Company receives the Debenture. Within five (5) business days after receipt of the Notice of Conversion as aforesaid, provided the Company has received the Debenture from the Holder, the Company shall deliver a certificate without restrictive legend (unless no effective registration statement relating to the Shares is in place or no exemption from such registration is available) as specified in the Agreement for the number of full Common Shares issuable upon the conversion and a check for any fraction of a share. The person in whose name the certificate representing Common Shares is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon conversion, unpaid interest on the converted portion of the Debenture shall be paid in cash or Common Shares by the Company. If one person converts more than one Debenture at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of Debentures converted. Upon surrender of a Debenture that is to be converted in part, the Company shall issue to the Holder a new Debenture equal in principal amount to the unconverted portion of the Debenture surrendered. Notwithstanding the foregoing, the conversion right of the Holder set forth herein shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of Common Shares into which the Holder may convert this Debenture exceed, at any one time, an amount equal to the remainder of (i) 4.99% of the then issued and outstanding shares of Common Stock of the Company following such conversion, minus (ii) the number of shares of Common Stock of the Company then held by the Holder.

         SECTION 3.3. FRACTIONAL SHARES. The Company shall not issue a fractional share of Common Stock upon the conversion of this Debenture. Instead, the Company shall pay in lieu of any fractional share the cash value thereof at the then current market price of the Common Shares as determined under Section
3.7 below.

         SECTION 3.4. TAXES ON CONVERSION. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Shares upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because such shares are issued in a name other than its name.

         SECTION 3.5. COMPANY TO RESERVE STOCK. The Company shall reserve out of its authorized but unissued Common Shares enough Common Shares to permit the conversion in full of this Debenture. All Common Shares which may be issued upon the conversion hereof shall be fully paid and nonassessable.

         SECTION 3.6. RESTRICTIONS ON TRANSFER. This Debenture and the Common Shares issuable upon the conversion hereof have not been registered under the Securities Act of 1933, as amended (the "Act") and have been sold pursuant to an exemption under the Act. The Debenture may not be transferred or resold except pursuant to registration under or an exemption from the Act.

         SECTION 3.7.  CURRENT MARKET PRICE.

         (a) As used herein, the current market price per share of Common Shares on any date is the average of the quoted bid prices of the Common Shares for the five (5) consecutive trading days ending on the second trading day prior to the date in question.

         (b) As used in this  Section  3.7, the term quoted bid price shall mean
(i) the closing bid prices thereof on any such trading date, as reported by the Nasdaq Stock Market or (ii) in the event the Common Shares is not reported on such system, the fair market value of the Common Stock as determined by the Board of Directors of the Company in its good faith judgment.

ARTICLE 4.  RECAPITALIZATIONS, MERGERS, ETC.

         4.1 RECAPITALIZATIONS GENERALLY. In case the Company shall (i) subdivide its outstanding Common Shares (including by means of a dividend or distribution on the Common Shares payable in Common Shares), (ii) combine its outstanding Common Shares into a smaller number of shares, or (iii) issue by capital reorganization or reclassification of its Common Shares or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4) any shares of capital stock of the Company, the Fixed Conversion Price and the Maximum Number of Common Shares in effect immediately prior to such action, shall be adjusted so that the Holder of this Debenture thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Company which such holder would have owned immediately following such action had this Debenture been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective retroactively immediately after the effective date in the case of a subdivision, combination or reclassification.

         4.2 CERTAIN OTHER RECAPITALIZATIONS. In case the Company shall, during the five consecutive trading-day period applicable (pursuant to Section 3.7(a)) in determining the current market price per share of Common Shares with respect to any conversion date, (i) subdivide its outstanding Common Shares (including by means of a dividend or distribution on the Common Shares payable in Common Shares), (ii) combine its outstanding Common Shares into a smaller number of shares or, (iii) issue by capital reorganization or reclassification of its Common Shares or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4) any shares of capital stock of the Company, then, for purposes of calculating the Formula Price applicable to such conversion, the closing bid price for the Company's Common Shares as reported by the Nasdaq Stock Market for any day prior to such action which falls within such five trading-day period applicable to such conversion shall be adjusted to a price per share giving effect to such action.

         4.3 MERGERS. Until the Debentures are paid in full or have converted into Common Shares, the Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Shares are entitled to receive stock, securities or property in respect of or in exchange for Common Shares, then as a condition of such merger, consolidation, sale or transfer, either (i) the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, or (ii) if the Company is not the surviving entity in such merger, consolidation, sale or transfer, the Company shall give the Holder at least 30 days prior written notice of the expected closing date of such transaction, and if any portion of this Debenture has not been converted into Common Stock at the election of the Holder prior to such closing, then the remaining principal amount of this Debenture may, at the option of the Purchaser, be converted into shares of Common Stock at the closing of such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 4 with respect to the rights of the Holder after such merger, consolidation, sale or transfer to the end that the provisions of this Article 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Debenture) shall be applicable after that event as nearly equivalently as may be practicable. Except as otherwise provided herein, the Conversion Price shall be the same as the applicable Conversion Price defined in Section 3 above.

ARTICLE 5.  REPORTS.

         The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

ARTICLE 6.  DEFAULTS AND REMEDIES.

         SECTION 6.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment of interest or Liquidated Damages Amount when such interest becomes due and payable and such default continues for a period of seven (7) days thereafter, (c) the Company fails to issue Common Shares upon conversion, within the time period specified in Section 3.2, (d) the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (e) the Company's Common Shares cease to be quoted on any of the New York Stock
Exchange, American Stock Exchange, the Nasdaq National Market or Nasdaq Small Cap for a period in excess of 60 calendar days, (f) any of the representations or warranties made by the Company herein, in the Agreement, or in any historical financial statements heretofore furnished by the Company in connection with the execution and delivery of this Debenture or the Agreement shall be false or misleading in any material respect as of the date made (it being understood that this Section 6.1(f) shall not apply to any financial projections or other forward-looking information), (g) the Company shall default on the payment of any debts in excess of $250,000 beyond any applicable grace period, (h) any judgments, levies or attachments shall be rendered against the Company or any of its assets or properties in an aggregate amount in excess of $250,000 and such judgments, levies or attachments shall not be dismissed, stayed, bonded or discharged within thirty (30) days of the date of entry thereof, or (i) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors or such other applicable laws. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         SECTION 6.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company may declare the principal of and accrued interest on this Debenture to be due and payable. Upon such declaration, the principal and interest hereof shall be due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights or remedies afforded by law. The Company expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

ARTICLE 7.  REGISTERED DEBENTURES.

         SECTION 7.1. SERIES. This Debenture is one of a numbered series of Debentures issued to the Holder and certain other parties and designated as "7.5% Convertible Debentures Dated August 8, 1998". Such Debentures are referred to herein collectively as the "Debentures."

         SECTION 7.2. RECORD OWNERSHIP. The Company shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         SECTION 7.3. REGISTRATION OF TRANSFER. Transfers of this Debenture may be registered on the books of the Company maintained for such purpose pursuant to Section 7.2 above (i.e., the Register). Transfers shall be registered when this Debenture is presented to the Company with a request to register the transfer hereof and the Debenture is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and State and Federal securities laws. When this Debenture is presented for transfer and duly transferred hereunder, it shall be canceled and a new Debenture showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Debenture is presented to the Company with a reasonable request to exchange it for an equal principal amount of Debentures of other denominations, the Company shall make such exchange and shall cancel this Debenture and issue in lieu thereof Debentures having a total principal amount equal to this Debenture in the denominations requested by the Holder.

         SECTION 7.4. WORN AND LOST DEBENTURES. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

ARTICLE 8.  NOTICES.

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person, by telecopy, by recognized overnight courier or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

         All notices to Holders are to be mailed to each holder at such address as is listed for such Holder on the signature pages to the Agreement:

         All notices to the Company are to be mailed to:

         Intelect Communications Systems Limited
         Reid House 31 Church Street
         Hamilton, Bermuda
         Attn:  Chief Executive Officer
         Telephone:  441/295-8639
         Fax:  441/292-5560

ARTICLE 9.  TIMES.

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. Where time is extended by virtue of the provisions of this Article 9, such extended time shall not be included in the computation of interest.

ARTICLE 10.  RULES OF CONSTRUCTION.

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.


ARTICLE 11.  NATURE OF OBLIGATION; RANK.

         No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally with all other Debentures now or hereafter issued under the terms set forth herein.


ARTICLE 12.  GOVERNING LAW.

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of Bermuda.


         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

                                            INTELECT COMMUNICATIONS SYSTEMS
                                            LIMITED



                                            By:_____________________________
                                            Name:___________________________
                                            Title:__________________________

[Corporate Seal]

                              NOTICE OF CONVERSION

         [To be completed and signed only upon conversion of Debenture]

         The undersigned, the Holder of this Debenture, hereby irrevocably elects to exercise the right to convert it into common shares, par value $.01 per share, of Intelect Communications Systems Limited as follows:

[Complete if less                           Dollars ($        )*
than all of                         ------------------------------------------
principal amount                    ($10,000 or integral multiples of $10,000)
is to be converted]

[Signature must be                  ------------------------------------------
guaranteed if                       (Name of Holder of shares if different than
registered holder                    registered Holder of Debenture)
of stock differs
from registered                     ------------------------------------------
Holder of                           (Address of Holder if different than address
Debenture]                          of registered Holder of Debenture)


                                    ------------------------------------------
                                    (Social Security or EIN of Holder of shares if different than Holder of Debenture)

         *If the principal amount of the Debenture to be converted is less than the entire principal amount thereof, a new Debenture for the balance of the principal amount shall be returned to the Holder of the Debenture. All notices to be transmitted by hand delivery, facsimile or overnight courier.


Date:________              Sign:    ------------------------------------------
                                    (Signature must conform in all respects to name of Holder shown on face of this Debenture)

                               ASSIGNMENT OF NOTE

        The undersigned hereby sell(s) and assign(s) and transfer(s) unto

        -----------------------------------------------------------------
                  (name, address and SSN or EIN of assignee)

                                                            Dollars ($    )
    -----------------------------------------------------------------------
   (principal amount of Debenture, $10,000 or integral multiples of $10,000)

of principal amount of this Debenture together with all accrued interest hereon.


Date:______________              Sign:
                                      -----------------------------------------
                                     (Signature must conform in all respects to
                                      name of Holder shown on face of Debenture)